Exhibit 10.1

FIRST AMENDMENT TO RUSH ENTERPRISES, INC.
AMENDED AND RESTATED 2007 LONG-TERM INCENTIVE PLAN

This First Amendment (the “Amendment”) to the Rush Enterprises, Inc. (the “Company”) Amended and Restated 2007 Long-Term Incentive Plan (the “2007 LTIP”) is made as of February 16, 2021 (the “Amendment Effective Date”) by the Board of Directors (the “Board”) of the Company’s shareholders on May 12, 2020. This Amendment will be effective for all awards granted under the 2007 LTIP.

RECITALS

WHEREAS, on May 12, 2020, the Company’s shareholders approved the 2007 LTIP;

WHEREAS, the Board desires to amend the 2007 LTIP to remove certain provisions that allow the Compensation Committee to exercise discretion to accelerate vesting of an Award after the grant date of such Award other than in connection with a Participant’s death or Disability (as defined in the 2007 LTIP);

WHEREAS, the Board desires to amend the 2007 LTIP to make Awards subject to the terms of the Company’s clawback policy;

WHEREAS, the Board desires to amend the 2007 LTIP to reflect the Company’s three-for-two stock split with respect to both the Company’s Class A and Class B common stock, which became effective October 12, 2020; and

WHEREAS, pursuant to Section 16.1 of the 2007 LTIP, the Board may make these amendments to the Plan without seeking shareholder approval.

NOW, THEREFORE, the 2007 LTIP is hereby amended as follows:

AMENDMENT

1.        Amendments to Article 2. Article 2 of the 2007 LTIP is amended effective as of the Amendment Effective Date to include the following new defined terms (where are referred to in the amendment herein to Article 15 of the 2007 LTIP) and to renumber the other defined terms accordingly:

“Assumed Award” shall have the meaning ascribed thereto in Article 15.

“Cause” shall have the meaning ascribed any employment, consulting or similar agreement with the Company or Subsidiary to which the Participant is a party or, if there is no such agreement or if such agreement does not define “Cause,” then “Cause” shall mean (a) the Participant’s plea of guilty or nolo contendere to, or conviction for, the commission of a felony or a crime of moral turpitude; (b) the Participant’s willful fraud, misappropriation, embezzlement, or material breach of a fiduciary duty owed to the Company or a Subsidiary; (c) the Participant’s violation of a written policy of the Company or a Subsidiary, which violation causes material harm to the Company’s or Subsidiary’s business interests, reputation or goodwill; (d) the Participant’s willful misconduct or gross or willful neglect in the performance of his or her duties on behalf of the Company or Subsidiary (other than as a result of the Employee’s incapacity due to physical or mental illness or injury); (e) the Employee’s material breach of any written agreement between the Employee and the Company or any Subsidiary; (f) the Employee’s breach of any nondisclosure, non-solicitation or noncompetition obligation owed to the Company or any Subsidiary; (g) the Employee’s refusal or willful failure to substantially perform his or her duties on behalf of the Company and its Subsidiaries; or (h) any other action by the Employee that materially harms the business interests, reputation, or goodwill of the Company or any Subsidiary. The determination by the Committee as to whether “Cause” exists shall be final, conclusive and binding on the Participant.

“Good Reason” shall have the meaning ascribed any employment, consulting or similar agreement with the Company or Subsidiary to which the Participant is a party or, if there is no such agreement or if such agreement does not define “Good Reason,” then “Good Reason” shall mean (a) a material diminution in the Participant’s authority, duties or responsibilities, (b) a material diminution in the Participant’s base salary or total cash compensation (including base salary and target bonus opportunity), (c) a material change in the geographic location at which the Participant must perform services (including, without limitation, a change in the Participant’s assigned workplace that increases the Participant’s one-way commute by more than 35 miles), provided in each case only if such diminution or change is effected by the Company without the Participant’s written consent. No voluntary resignation by the Participant pursuant to (a), (b) or (c) hereof shall be treated as an Involuntary Termination unless the Participant gives written notice to the Committee advising the Company of such intended resignation (along with the facts and circumstances constituting the condition asserted as the reason for such resignation) within thirty (30) days after the time the Participant becomes aware of the existence of such condition and provides the Company a cure period of thirty (30) days following such date that notice is delivered. If the Committee determines that the asserted condition exists and the Company does not cure such condition within the thirty (30)-day cure period, the Participant’s termination of employment or service shall be effective on such thirtieth (30th) day of the cure period.

“Involuntary Termination” shall have the meaning ascribed to such term in the Award Agreement or other written agreement entered into between the Company and a Participant, or if the term is not defined in the Award Agreement or other written agreement entered into between the Company and a Participant, shall mean the termination of the employment or service of the Participant which occurs by reason of such Participant’s (a) involuntary termination by the Company or a Subsidiary for reasons other than for Cause or (b) voluntary resignation for Good Reason.

2.       Amendment to Section 3.2 of Article 3. Section 3.2 of the 2007 LTIP is amended effective as of the Amendment Effective Date by replacing it with the following:

Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions hereof, the Committee shall have full power in its discretion to select Employees who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any Award Agreement or other agreement or instrument entered into or issued under the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; amend the terms and conditions of any outstanding Award, provided that no such amendment may accelerate vesting of any Award except in connection with the Participant’s death or Disability; determine, in accordance with Section 10.4, whether and on what terms and conditions outstanding Awards will be adjusted for dividend equivalents (i.e., a credit, made at the discretion of the Committee, to the account of a Participant in an amount equal to the cash dividends paid on one Share for each Share represented or covered by an outstanding Award held by the Participant); and establish a program pursuant to which designated Participants may receive an Award under the Plan in lieu of compensation otherwise payable in cash.  Further, the Committee shall make all other determinations that may be necessary or advisable for the administration of the Plan.

3.       Amendment to Section 3.6 of Article 3. Section 3.6 of the 2007 LTIP is amended effective as of the Amendment Effective Date by replacing it with the following:

Minimum Vesting Requirements. Notwithstanding any other provision of the Plan to the contrary, Awards granted after the Effective Date shall not vest earlier than the date that is one year following the grant date of the Award; provided, however, that notwithstanding the foregoing: (a) the Committee may, at the time of grant of an Award, provide in an Award Agreement or other written agreement entered into between the Company and a Participant that such vesting restrictions will lapse within one (1)-year of the Award’s grant date as a result of the Participant’s death or Disability or the occurrence of a Change of Control; (b) such vesting restrictions shall lapse within one (1) year of the Award’s grant date to the extent provided in Article 15; and (c) Awards granted after the Effective Date that result in the issuance of an aggregate of up to five percent (5%) of the Shares that may be authorized for grant under Section 4.1 of the Plan (as such authorized number of Shares may be adjusted as provided under the terms of the Plan) may be granted to any one or more Participants without respect to such one (1)-year minimum vesting provision. The vesting schedule shall be set forth in the Award Agreement.

4.       Amendment to Section 4.1 of Article 4. Section 4.1 of the 2007 LTIP is amended effective as of the Amendment Effective Date by replacing it with the following:

Number of Shares Issuable under the Plan. Shares that may be issued pursuant to Awards may be either authorized and unissued Shares, or authorized and issued Shares held in the Company’s treasury, or any combination of the foregoing.  Effective as of October 12, 2020, and subject to adjustment as provided in Section 4.3, there shall be reserved for issuance under Awards 13,200,000 shares of Class A Common Stock and 4,800,000 shares of Class B Common Stock.  For the purposes hereof, the following Shares covered by previously-granted Awards will be deemed not to have been issued under the Plan and will remain in the Share Pool: (a) Shares covered by the unexercised portion of an Option or SAR that terminates, expires, is canceled or is settled in cash, (b) Shares forfeited or repurchased under the Plan, and (c) Shares covered by Awards that are forfeited, canceled, terminated or settled in cash. The following Shares covered by previously granted Awards will be deemed to have been issued under the Plan and will be removed from the Share Pool: (x) Shares withheld in order to pay the exercise or purchase price under an Award or to satisfy the tax withholding obligations associated with the exercise, vesting or settlement of an Award and (y) Shares subject to SARs or a similar Award but not actually issued or delivered in connection with the exercise or settlement of the Award.

5.        Amendment to Section 4.2 of Article 4. Section 4.2 of the 2007 LTIP is amended effective October 12, 2020, by replacing it with the following:

Individual Award Limitations. The maximum aggregate number of Shares that may be granted to any one Participant in any one year under the Plan with respect to Options or SARs shall be 150,000.  The maximum aggregate number of Shares that may be granted to any one Participant in any one year with respect to Restricted Stock or Restricted Stock Units shall be 150,000.  The maximum aggregate number of Shares that may be received by any one Participant in any one year with respect to Performance Shares or Performance Units shall be 150,000.  The maximum aggregate amount of cash that may be received by any one Participant in any one year with respect to Cash Incentive Awards shall be $5,000,000.

6.        Amendment to Section 14.3 of Article 14. Section 14.3 of the 2007 LTIP is amended effective as of the Amendment Effective Date by replacing it with the following:

Clawback. Notwithstanding any other provisions in this Plan, all Awards granted under the Plan will be subject to recoupment in accordance with the Company’s clawback policy, as the same may be amended from time to time. Without limiting the foregoing, any Award which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement. Further, the Committee may, at the time of grant of an Award, impose such other clawback, recovery or recoupment provisions in the Award Agreement for such Award as the Committee determines necessary or appropriate in view of applicable laws, governance requirements or best practices, including, but not limited to, a reacquisition right in respect of previously acquired Shares or other cash or property upon the occurrence of cause (as determined by the Committee).

7.        Amendment to Article 15. Article 15 of the 2007 LTIP is amended effective as of the Amendment Effective Date by replacing it with the following:

Except as may otherwise be provided in any applicable Award Agreement or other written agreement entered into between the Company and a Participant, if a Change of Control occurs and a Participant’s Awards are not converted, assumed, or replaced by a successor or survivor corporation, or a parent or subsidiary thereof, then immediately prior to the Change of Control such Awards shall become fully exercisable and all forfeiture restrictions on such Awards shall lapse and, following the consummation of such Change in Control, all such Awards shall terminate and cease to be outstanding. Notwithstanding any other provision of the Plan to the contrary, the number or value of any Award that is based on performance criteria or performance goals that shall become fully earned, vested, exercisable and free of forfeiture restrictions upon occurrence of the events described in the immediately preceding sentence shall be the greater of (a) such number or value determined by the actual performance attained during the applicable performance period to the time of the Change of Control or (b) such number or value that would be fully earned, vested, exercisable and free of forfeiture restrictions had 100% of the target level of performance been attained for the entire applicable performance period without regard to the Change of Control.

In addition, if an Option or SAR (or portion thereof) is not assumed or substituted for in the event of a Change of Control, the Committee will notify the Participant in writing or electronically that the Option or SAR (or its applicable portion) will be fully vested and exercisable for a period of time determined by the Committee in its sole discretion, and the Option or SAR (or its applicable portion) will terminate upon the expiration of such period. Any such Option or SAR that is not exercised upon the expiration of such period shall be terminated upon the consummation of the Change of Control in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Option of SAR (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Committee determines in good faith that no amount would have been attained upon the exercise of such Option or SAR, then such Option or SAR shall be terminated by the Company without payment).

For the purposes of this Article 15, an Award will be considered assumed (an “Assumed Award”) if, following the Change of Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change of Control, the consideration (whether stock, cash, or other securities or property) received in the Change of Control by holders of Shares for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change of Control is not solely common stock of the successor corporation or its parent, the Committee may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Shares in the Change of Control. Upon the Participant’s Involuntary Termination at any time during the two (2)-year period after a Change of Control, (a) any Assumed Awards held by the Participant will become fully vested and, if applicable, exercisable and free of restrictions (with any applicable performance goals deemed to have been achieved at a target level as of the date of such vesting), and (b) all Options and SARs held by the Participant immediately before such termination of employment that the Participant also held as of the date of the Change of Control or that constitute Assumed Awards will remain exercisable for a period of 90 days following such Involuntary Termination or until the expiration of the stated term of such Option or SAR, whichever period is shorter (provided, however, that if the applicable Award Agreement provides for a longer period of exercisability, that provision will control).

Notwithstanding anything in this Article 15 to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s written consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change of Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

8.        Effect of the Amendment. Except as amended by the Amendment, the 2007 LTIP shall remain in full force and effect.

9.        Defined Terms. Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the 2007 LTIP.

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